UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material pursuant to §240.14a-12
CALPINE CORPORATION
(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
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The following disclosures were included in a Current Report on Form 8-K dated December 5, 2017.
On August 17, 2017, Calpine Corporation (the “Company”) entered into an Agreement and Plan of Merger with Volt Parent, LP, a Delaware limited partnership (“Parent”), and Volt Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent.

In connection with the Merger, four putative class action complaints have been filed in the United States District Court for the Southern District of Texas, Houston Division. The four class action complaints are captioned as follows: Hickson v. Calpine Corporation, et al., Civil Action No. 17-cv-3252, filed on October 25, 2017; Scarantino v. Calpine Corporation, et al., Civil Action No. 17-cv-03256, filed on October 26, 2017 (the “Scarantino Complaint”); Langston v. Calpine Corporation, et al., Civil Action No. 17-cv-03316, filed on October 31, 2017; and Stoner v. Calpine Corporation, et al., Civil Action No. 17-cv-03317, filed on October 31, 2017 (the “Stoner Complaint”). On November 17, 2017, a purported shareholder of Calpine filed a complaint in the United States District Court for the Southern District of Texas, Houston Division, which action is captioned Sulak v. Calpine Corporation, et al., Civil Action No. 17-cv-03545 (collectively with the complaints described above, the “Merger Litigation”). Calpine and the individual members of the board of directors of Calpine (the “Calpine Board”) are named as defendants in each of the actions. The Scarantino Complaint also names Energy Capital Partners III, LLC (“ECP”), Parent and Merger Sub as defendants, and the Stoner Complaint also names ECP as a defendant. The plaintiffs allege that Calpine’s definitive proxy statement filed on November 14, 2017 with the Securities and Exchange Commission (the “SEC” and, such proxy statement, as supplemented by additional materials filed by the Company with the SEC on November 16, 2017, the “Proxy Statement”) omitted certain material information in connection with the Merger. The plaintiffs seek various remedies, including injunctive relief to prevent the consummation of the Merger unless certain allegedly material information is disclosed and rescissory damages in the event the Merger is consummated without such disclosures.

The Company believes that the claims asserted in the Merger Litigation are without merit and no supplemental disclosure is required under applicable law. However, in order to avoid the risk of the Merger Litigation delaying or adversely affecting the Merger and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, Calpine has determined to voluntarily supplement the Proxy Statement as described in this Current Report on Form 8-K. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Calpine specifically denies all allegations in the Merger Litigation that any additional disclosure was or is required.

These supplemental disclosures will not affect the merger consideration to be paid to Calpine stockholders in connection with the Merger or the timing of the special meeting of Calpine stockholders to be held at 717 Texas Avenue, Suite 1000, Houston Texas 77002, at 8:00 a.m., Central time, on December 15, 2017. The Calpine Board continues to unanimously recommend that you vote “FOR” the adoption of the Merger Agreement and “FOR” the other proposals being considered at the special meeting.

SUPPLEMENT TO PROXY STATEMENT
The following disclosures in this Current Report on Form 8-K supplement the disclosures contained in the Proxy Statement and should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety. To the extent the information in this Current Report on Form 8-K differs from or updates information contained in the Proxy Statement, the information in this Current Report on Form 8-K shall supersede or supplement the information in the Proxy Statement. All page references are to the Proxy Statement and terms used below, unless otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement.

The disclosure in the section entitled “The Merger” under the heading “Opinion of Calpine’s Financial Advisor”, beginning on page 57 of Proxy Statement, is hereby amended by:
Replacing the third full paragraph on page 60 with the paragraph below (with new text underlined):
Lazard calculated and compared the ratio of Calpine’s and each company’s NOL-adjusted enterprise value, which Lazard calculated as the market capitalization of each company (based on each company’s fully-diluted share count as of March 31, 2017 and closing share price as of May 9, 2017, which we refer to as the “unaffected date,” and which represented the last “unaffected” trading day for shares of Calpine common stock prior to an article published in The Wall Street Journal on May 10, 2017 speculating that Calpine was exploring a sale transaction), plus balance sheet debt and other non-equity capitalization (if applicable) and less cash, cash equivalents and marketable securities (each, as of March 31, 2017) and less the estimated net present value of each company’s net operating losses (as estimated by Wall Street research, which represents publicly available consensus estimates), which we refer to as “NOL” or “NOLs,” to its calendar year 2017 and 2018 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as “EBITDA.” Lazard excluded the estimated value associated with each of the Calpine comparable companies’ NOLs for comparability purposes. The EBITDA estimates for Calpine and each of the Calpine comparable companies used by Lazard in its analysis were based on estimates provided by Wolfe Research. The Wolfe Research estimates are publicly available with a subscription. EBITDA estimates are also available from other public sources. The multiples of Vistra Energy Corp. were excluded from the analysis because Lazard believed, in its professional judgment, that such multiples were impacted by Vistra Energy Corp.’s limited trading history.
Adding the following table after the third full paragraph on page 60:

	NOL-adjusted Enterprise Value to 2017E EBITDA	NOL-adjusted Enterprise Value to 2018E EBITDA
Dynegy Inc.	6.4x	5.5x
NRG Energy, Inc.	8.6x	8.3x
Vistra Energy Corp.	6.8x	7.3x
Calpine Corporation	7.6x	7.2x
Adding as the last sentence of the fifth full paragraph on page 60 the sentence below:
For purposes of its analyses and reviews, Lazard estimated the utilization of Calpine’s federal and state NOLs based on the estimated taxable income for Calpine, which was estimated to be EBITDA less tax depreciation and amortization and net interest expense plus any taxable gain on sale of assets, with the amount of state NOL utilization adjusted to reflect any state limitations, each as provided by Calpine.
Replacing the third full paragraph on page 61 with the paragraph below (with new text underlined):
For its discounted cash flow calculations, Lazard applied discount rates ranging from 5.75% to 6.25% for unlevered cash flows, 11.75% to 12.75% for levered cash flows and 6.00% to 12.25% for Calpine’s NOL utilization. The discount range for the unlevered cash flows was based on the mid-range of Lazard’s judgment of the weighted average cost of capital for Calpine. The discount range for the levered cash flows was based on the mid-range of Lazard’s judgment of the cost of equity for Calpine utilizing the capital asset pricing model. In calculating the estimated range of weighted average cost of capital for Calpine, Lazard used a weighted average of the estimated cost of equity capital range and an after-tax cost of debt range, assuming a range of equity and debt levels in the capital structure. To calculate the estimated cost of equity, Lazard utilized the capital asset pricing model, which uses a “beta” metric based on the predicted unlevered beta for Calpine (0.47), a risk-free rate of return (2.79%) and a market risk premium (6.94%). The discount range for Calpine’s NOL utilization was based on Lazard’s judgment as to the risk profile associated with Calpine’s NOL utilization with reference to the weighted average cost of capital for Calpine and the cost of equity for Calpine.
Replacing the fifth paragraph beginning on page 61 and continuing on page 62 with the paragraph below (with new text underlined):
Such multiples were selected by Lazard by reference to NOL-adjusted enterprise value to EBITDA trading multiples calculated for Calpine as well as the corresponding multiples of the Calpine comparable companies (excluding Vistra Energy Corp.). Vistra Energy Corp. was excluded due to its limited trading history. Lazard applied such ranges of multiples to the relevant financial data of Calpine to determine a terminal value for Calpine.
Adding as the first two sentences of the first full paragraph on page 62 the sentences below:
The discounted cash flow analysis of Calpine on a levered basis resulted in an implied per share range for shares of Calpine common stock of $10.25 to $15.00. The discounted cash flow analysis of Calpine on an unlevered basis resulted in an implied per share range for shares of Calpine common stock of $10.00 to $16.25.
Replacing the second full paragraph on page 62 with the paragraph below (with new text underlined):
The analyses and data described below were presented to the Calpine Board for informational purposes only because they did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.
Adding as the first two sentences of the first full paragraph on page 63 the sentences below:
The discounted cash flow analysis of Calpine on a levered basis resulted in an implied per share range for shares of Calpine common stock of $14.25 to $19.50. The discounted cash flow analysis of Calpine on an unlevered basis resulted in an implied per share range for shares of Calpine common stock of $15.25 to $22.00.

Adding after the second full paragraph on page 64 the paragraph below:
The selected precedent transactions multiple analysis was included only for informational purposes due to the highly specific set of circumstances that apply to precedent merchant generation asset/portfolio transactions (e.g., market, fuel-type and technology, dispatch profile, vintage, commodity market environment, capacity market outlook, current/anticipated environmental regulations and other situation-specific factors).
The disclosure in the section entitled “The Merger” under the heading “Certain Company Projections”, beginning on page 65 of Proxy Statement, is hereby amended by:
Replacing footnote 4 to the table on page 67 with footnote 4 below:

(4)
Excludes growth capital expenditures, non-recurring items and debt paydown and fees. For the fiscal years ending December 31, 2017, 2018, 2019, 2020 and 2021, the projections for growth capital expenditures, non-recurring items, and debt paydown and fees were as follows (amounts shown in millions):

	2017E	2018E	2019E	2020E	2021E
Growth capital expenditures	$142	$82	$85	$63	$—
Non-recurring items	$(217)	$39	$(272)	$(214)	$3
Debt paydown and fees	$890	$907	$871	$301	$210
Adding after the fourth full paragraph on page 73 the paragraph below:
In addition, as of December 31, 2016, Calpine’s NOL carryforwards consisted primarily of federal NOL carryforwards of approximately $6.7 billion, which expire between 2024 and 2033, and NOL carryforwards in 21 states and the District of Columbia totaling approximately $3.7 billion, which expire between 2017 and 2036, substantially all of which are offset with a full valuation allowance. Certain of the state NOL carryforwards may be subject to limitations on their annual usage. Under federal and state income tax law, Calpine’s NOL carryforwards can be utilized to reduce future taxable income subject to certain new limitations including if Calpine were to undergo an ownership change as defined by Section 382 of the Internal Revenue Code and similar state provisions. Calpine also had approximately $647 million in foreign NOLs, which expire between 2025 and 2033, and the associated deferred tax asset of approximately $161 million is partially offset by a valuation allowance of $101 million. Under Canadian income tax law, Calpine’s NOL carryforwards can be utilized to reduce future taxable income subject to certain limitations including new applicable limitations resulting from an ownership change which will result in an increase in the valuation allowance and a related charge to deferred tax expense. The foregoing estimates were provided to Lazard for its use and reliance in connection with its financial analyses and opinion, as described in the section entitled “-Opinion of Calpine’s Financial Advisor” beginning on page 57 of this proxy statement.
— END OF SUPPLEMENT TO PROXY STATEMENT —
Forward Looking Statements
This communication contains certain information, including financial estimates and statements as to the expected timing, completion and effects of the proposed Merger involving the Company and ECP, which may constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Such forward looking statements include, among others, statements about the benefits of the proposed transaction, including future financial and operating results, plans, objectives, expectations for the Company and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of the management of the Company and are subject to significant risks and uncertainties outside of the Company’s control. These risks and uncertainties include the possibility that the anticipated benefits from the proposed transaction with ECP will not be realized, or will not be realized within the expected time periods; the occurrence of any event, change or other circumstances that could give rise to termination of the proposed transaction agreement; the failure of the Company’s stockholders to adopt the merger agreement; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the announcement of the proposed transaction; the retention of certain key employees at the Company; risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; the inability to obtain necessary regulatory approvals of the proposed transaction or the receipt of such approvals subject to conditions that are not anticipated; the risk that a condition to closing the transaction may not be satisfied on a timely basis or at all; the risk that the proposed transaction fails to close for any other reason; the outcome of any legal proceedings related to the proposed transaction; the parties’ ability to meet expectations regarding the timing and completion of the proposed transaction; the impact of the proposed transaction on the Company’s credit rating; and other risks described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
This communication may be deemed solicitation material in respect of the proposed acquisition of the Company by ECP. On November 14, 2017, the Company filed with the SEC the Proxy Statement and first mailed the Proxy Statement to the Company’s stockholders. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY DO AND WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the Proxy Statement and other documents filed by the Company with the SEC from the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC on the Company’s website at http://investor.calpine.com/investor-relations/default.aspx.
Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and executive officers by reading the Company’s Annual Report on Form 10-K, which was filed with the SEC on February 10, 2017, and proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on March 29, 2017. Additional information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is included in the Proxy Statement and other relevant materials filed with the SEC.